UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 1, 2015

MED-CANNABIS PHARMA INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-54770	45-0704149
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

817 NW Hill Street, Bend, OR 97701
(Address of Principal Executive Office) (Zip Code)

Registrant's telephone number, including area code:  214-666-8364

__________________________________

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01 Entry in a Material Definitive Agreement

On September 30, 2015, Med-Cannabis Pharma, Inc. (the “Company”) entered into a Purchase Agreement (the “Agreement”) with World of Weed, Inc. (“WOW”), a Colorado corporation. Pursuant to the Agreement, and upon the terms and subject to the conditions thereof, at the closing, the Company will issue 10.02 shares of its common stock in exchange for each share of WOW stock currently issued and outstanding. If all the WOW shares are exchanged, the Company would issue a total of 50,100,000 shares of its common stock to WOW shareholders. If all these shares are issued, the WOW shareholders will own approximately 50.00149% of the Company. WOW owns and operates a retail marijuana store and a grow operation in Colorado Springs, Colorado.

The transaction is subject to customary conditions, including compliance with the reporting obligations of Securities Exchange Act of 1934, as amended. The companies currently anticipate that the transaction will be completed in the next 70 days. The Agreement contains customary representations, warranties, covenants and indemnities of each party.

The representations, warranties and covenants contained in the Agreement were made only for the purposes of the Agreement, were made as of specific dates, were made solely for the benefit of the parties to the Agreement and may not have been intended to be statements of fact but, rather, as a method of allocating risk and governing the contractual rights and relationships among the parties to the Agreement. The assertions embodied in those representations and warranties may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating their respective terms. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders of the Company. For the foregoing reasons, none of the Company’s stockholders or any other person should rely on such representations and warranties, or any characterizations thereof, as statements of factual information at the time they were made or otherwise.

The foregoing summary of the Agreement is subject to, and qualified in its entirety by, the full text of the Agreement, a copy of which is attached hereto as an exhibit and is incorporated by reference herein.

As part of the transaction, the current president of WOW, Anthony Russo was appointed Co-CEO, serving along with Graciela Moreno. Ms. Moreno will be in charge of the Company’s Oregon operations and Mr. Russo will run the Colorado operations.

ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers;

Med-Cannabis Pharma, Inc. (the “Company”) has accepted the resignation of one of its directors. On September 28, 2015, Robert Burch resigned from the Company.

As part of the proposed acquisition of WOW, the Company has appointed Anthony C. Russo as a director to replace Mr. Burch. The Company has increased the size of its Board from three to five and added two additional directors: Tony Pugliese and Leonard Armenta.

Anthony C Russo CEO/ World of Weed Inc./Omni Research Partners

Mr. Russo was formerly a vice president at Morgan Stanley and RBC Dain Rauscher, handling major corporate and individual clientele and provided valuation and investment management as well as his expertise's on market conditions and stock and economic environments. After leaving Wall Street, Mr. Russo successfully ran a $550 million dollar real estate development company developing signature golf course communities and raising capital through the capital markets to fund those endeavors. Mr. Russo has been involved in the medical and recreational cannabis business for the past six years in Denver, Colorado and is one of the foremost authorities on the maturing and revolutionary Colorado market. He has met with and consulted both for and with the heads of all relevant departments at CSU and Adams State along with many other institutions of higher learning and negotiated with and for the Colorado Department of Agriculture for projects including the uses of legal cannabis products for bio diesel. As the acting President and CEO of World of Weed Inc. and Omni Research Partners Inc., Mr. Russo has entered the active grow and dispensary businesses in Colorado through various acquisitions and pending acquisitions.

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Tony Pugliese IV

Mr. Pugliese works for World of Weed Inc. and Omni Research Partners. Mr. Pugliese has a successful business background in the real estate development and corporate management world running a family-owned business with over one billion dollars in assets. He has been looking into and researching the grand possibilities in the legal cannabis industry for the past 5 years and is both a principle and investor in many of the legal cultivations and dispensaries in Colorado. Mr. Pugliese holds the title of COO for World of Weed Inc. and Omni Research Partners and also is heavily involved with the natural hemp markets and companies both in Colorado and Haiti helping to develop next generation products utilizing CBD and other cannabis extractions and end use oils for sale in the retail market place.

Leonard Armenta

Mr. Armenta has many years of successful and high level marketing and management expertise's for major players in the nutrition and supplement space focusing on the nutraceutical market. Mr. Armenta formerly served as the COO of Muscle Farm (MSLP). Mr. Armenta currently holds the title of VP at World of Weed Inc.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description

10.1	Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

October 1, 2015	MED-CANNABIS PHARMA, INC.

/s/ Graciela Moreno

Graciela Moreno, CEO

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